Third Quarter 2009 Earnings Release Conference Call

October 22, 2009

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment, Tim Ford for the Aerial Work Platforms segment, George Ellis for the Construction segment and Steve Filipov, President of Developing Markets and Strategic Accounts.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary, followed by Phil Widman, who will provide a more detailed financial report. Tom Riordan will then discuss operations by segment. Then we will open it up for questions. During the question and answer portion, please ask only one question and one follow-up. The presentation we will be referring to today is accessible on the Company’s website and we will start with that.

I will remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the presentation on page two, our press release and other public filings. I encourage you to read them.

We just completed one of the most difficult quarters in my seventeen-plus years with Terex. And as some of you know, there have been some very challenging periods for us. But even in those early years, we did not see the vast swings in industry demand that we have experienced over the past 12 months and the resulting challenges to adjust cost, manpower and structure for an uncertain future. Fortunately, we have finally seen signs of stabilization and in some cases, a modest return to positive performance. The attitude among our customers and team members is more positive and hopeful than it has been in some time.

Certainly the feeling of positive momentum is not yet seen in our results and many of our customers continue to suffer from a lack of work, and for our dealers and independent rental companies, a lack of financing. Furthermore, we continue to face challenges of pricing pressure, bad debt, inventory write-downs and idle equipment. However, the corner is being turned and there is a sense, in places away from the United States, that business is returning. Clearly this is the case in India, China and South America. These markets are important, but for us cannot offset the steep declines we have seen in Europe and the United States. We do see some positive signs in Europe, and if conditions remain stable, we would expect to be growing again in the United States in 2010.

To summarize, on page three of the presentation, this was a challenging quarter but we do feel that we have turned a corner. We have been managing the business for cash and we really feel that this has been appropriate. That means focusing on the things that will keep us alive and get ourselves organized for growth in the future , but now we think it's time to focus on growth while keeping those costs in check. We have about $1.5 billion in liquidity and no near-term debt maturities, so that is what gives us the sense that we have improved prospects for 2010.

I remember visiting with a portfolio manager, and he asked me about nine months ago if we were prepared for the 100-year flood? At the time, we were formulating our plans to address these issues, but I was hopeful that he was being dramatic. Nevertheless what if he was not? Terex was more fragile than some of our bigger, more institutional competitors and we had fewer resources from which to draw our strength. So we set a course to manage for cash and not focus on earnings. Survival of the enterprise was primary, knowing the strong franchises that we have will come back to life as the flood tides ebb. I expect this is what we will experience in 2010 and we will see a blossoming of our business in 2011. To perform well we will have to convert our defensive posture to a growth mode. This process has already started inside the Company. We will do this while being tight fisted with costs. Now is the time for growth. Now is the time for new products. Now is the time for progress.

This is the context within which we report our third quarter 2009. The results in absolute terms are disappointing, but we are on the course we laid out.

Let me turn it over to Phil and Tom for more details, and then I will open it up to your questions.

Phil Widman - Terex Corporation – Senior Vice President and Chief Financial Officer

Thank you Ron, and good morning.

The key figures table on page four displays the quarterly year-over-year and sequential performance of the Company. Net sales were down 51% from the prior-year quarter, or 49% when adjusting for the translation impact of foreign currency exchange rate changes, which more than offset the addition of the Fantuzzi port equipment business acquired in late July. On a year-over -year basis, third quarter net sales continued to be negatively impacted by declines in industry demand for the short cycle equipment in our product range, although we have reached a level of stability over the last six months. Net sales for larger cranes and mining equipment tend to fluctuate due to the timing of deliveries and order intake, as evidenced in the third quarter decline in mining equipment deliveries, sequentially, of approximately $100 million. We are becoming more confident of future prospects in these product lines, given recent order and quotation activity. On a consolidated basis, Terex incurred a loss from operations in the third quarter of $95 million, compared to operating income of $167 million in the prior-year quarter, mainly due to the net sales reduction. We continued to make good progress on cash generation, particularly from working capital reductions, which contributed $199 million in the third quarter. In the third quarter, we reflect a use of cash in the “other” line on the cash flow statement mainly related to restructuring payments, the SEC settlement, and delivery of orders where revenue had been previously deferred. Our backlog is down 8% sequentially and 58% from the third quarter of 2008. The increase in our Net Debt, sequentially, to $970 million in the third quarter, reflects the acquisition of the port equipment businesses.

Before I move on to the bridges relative to the prior year, let me address the sequential change in operating loss from the second quarter as we have received several questions after our release last night. Our net sales declined from Q2 almost $100 million, largely in mining and crane equipment, offset by some modest moves in the other segments due to timing of orders and deliveries. Assume a 20% margin loss on this volume change or $20 million. Relative to Q2, we completed the acquisition of the Fantuzzi port equipment businesses with had a roughly $7 million negative operating result in the quarter, coupled with an additional $4 million of acquisition related expenses. In the release we outlined charges totaling $16 million related to various discrete items in the quarter between Construction and AWP. Overhead underabsorption and capacity variance was approximately $7 million worse than Q2 given increased shutdown activity in Q3. Providing some offset to these items were reduced restructuring related charges of $23 million and another $22 million of net spending and other changes.

Page five outlines the net sales bridge from last year’s third quarter, where the comparable volume declines are significant in all segments, with AWP down 66%, Construction down 56%, Cranes down 38% and Materials Processing and Mining down 49%. The good news is that the shorter cycle businesses have been relatively flat over the last six months indicating a potential floor. The larger equipment in Cranes continues to perform well, particularly with ongoing strength in China. Mining deliveries are lumpy and contributed to a sequential sales decline in the third quarter.

Page six bridges the $262 million change in operating profit from the prior year’s quarter to the operating loss for Q3 2009. The margin impact on the net sales decline for new equipment contributed $329 million, while parts, service and used equipment margin declined approximately $50 million from the prior-year period. Net restructuring and other costs, mainly associated with the reduction in production levels and headcount was $3 million higher this quarter. However, we had favorable negotiations in the Construction segment that reduced the costs related to our prior expectations. Capacity variance increased by $20 million compared to the prior year and was somewhat offset by reduced underabsorption, particularly in AWP and Construction, due to the higher proportion of temporary manufacturing facility shutdowns in the period. SG&A and other cost of sales had a net positive effect given cost reductions; profit released as inventory was delivered to third parties, positive transactional foreign currency impacts and reduced input costs. These were partially offset by approximately $16 million in charges related to inventory valuation, bad debt, distributor litigation, asset impairments and a field repair program. Overall foreign currency translation impact was insignificant but had some impact on the individual segments. The segment reconciliations have been provided for complete visibility.

Let me now refer to page seven. During the third quarter we generated cash from working capital improvements of $199 million. The cash change from accounts receivable and payable tended to follow the changes in volume and largely offset each other, while cash from inventory reductions was $193 million. This brings us to $497 million in cash from inventory reductions year to date, substantially attaining the $500 million threshold we indicated earlier in the year we would likely exceed. We continue to focus on our processes here to sustain further improvement.

In reviewing the capital structure on page eight, you will see that we ended the third quarter with over $1 billion in cash and $471 million in availability on our credit facility or $1.5 billion in liquidity. As I discussed in the second quarter conference call, we had negotiated covenant revisions to use a liquidity test to determine covenant compliance, thereby removing concern over the impact of earnings on covenants during these difficult times. However, we do have some limitations regarding our cash utilization options, based on our current net leverage. With no near term debt maturities, strong liquidity position and expectations of additional cash flow generation, we are well positioned to capitalize on the future recovery. As conditions improve we will look to put this liquidity to work earning higher returns.

I will now turn it over to Tom to provide an operational update.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thanks Phil and good morning everyone.

As Ron and Phil just covered, we believe we are seeing an inflection point for Terex. While it is premature to suggest that our business will be dramatically better tomorrow, we have seen some signs in Q3 that are positive indicators for the future. We have been focused for well over a year on cost reduction and cash generation. In this quarter, we began the shift in mindset to revenue growth, while maintaining diligence on cash and costs.

Let me start with a quick comment on safety. Despite all the changes we have gone through, including reductions in force of over 8,000 people, short work weeks, and plant closures, we have continued to significantly improve our safety record. Each of our businesses has contributed to the 63% reduction in lost time accidents since the beginning of 2007. Our teams have done a great job and we are very proud of the progress made. That being said, there is always more to do until we get to zero accidents.

Moving on to page nine, we continue to stay focused on cost reduction and cash generation, and I think we have made excellent progress. So far this year, we have taken significant structural cost out of Terex, evidenced by 13 different manufacturing or distribution sites that have been announced for closure, many of which are complete. Other facility actions were taken last year. Additionally, we have exited several product lines. Each of these decisions has a short term cost and a longer term benefit. Often the precise costs are impossible to aggregate in the Company’s consolidated results.

Material cost reductions continue to trend positively, and we are filling up our cost reduction target list for next year. As our plants ramp up and run on a more continuous basis, overall material costs will continue to be reduced as lower cost material is pulled through the supply chain system.

As Phil discussed, our inventory reductions have shown significant results, with nearly $500 million in cash extracted from inventory this year. Despite many of our products being back to “normal” finished goods levels, we feel we will continue to make reductions in raw material inventories as the plants return to regular assembly schedules.

But perhaps most importantly, as Ron mentioned, we have begun to shift our attention back to growth. Based on the over 40 customers we had in Westport last week over two days to discuss the “state of the business” with our senior leaders and to get their feedback, along with other clear signs we are seeing in the marketplace, Terex is moving back to “business the old fashion way” – that is a strong emphasis on customer service, improving our quality and accelerating our new product development. We expect to hear similar signs from the other customer meetings we have scheduled. While no one is quite sure when there will be a clear overall trend upwards, everyone is confident it is a matter of time.

Coming back to page 10, we are running at a $265 million reduction on a quarterly basis for manufacturing and SG&A spending, and we are working to get to a $300 million rate for Q4. With net sales reduced 59% when compared with the peak second quarter 2008 results, the 52% reduction in manufacturing costs is clearly keeping pace with this dramatic drop in revenue.

Our SG&A has also dropped 30% from the prior year. While we continue to work to reduce non value-added spending, there are some areas we will continue to invest in, including our Terex-wide ERP system implementation that will enable us to work together more effectively, share customer and supplier information seamlessly, develop shared service centers to reduce back office costs, and numerous other benefits. We had several more businesses added to this system in Q3. Our engineering spend will be moving up as we prepare for all the product requirements for Tier 4 emission changes along with improving our product development. Despite the challenge in finding engineering talent, we now have 100 people in our Terex India Engineering and R&D center near Bangalore. This was all done in the last nine months – a very significant achievement.

Let me cover some updates and insights for each of our segments.

Our Aerial Work Platform business clearly has been hit very hard by the downturn, with most of our product lines experiencing global reductions of 70% to over 80% in volume since the downturn started in mid-2008. Tim Ford and his team have taken very dramatic actions to “right size” this business as customers have significantly “de-fleeted” during this timeframe. As I mentioned on the last quarterly call, we have seen stable order rates, and in September, we actually built backlog for the first time in over a year. Many of our assembly lines (in particular booms) are running on a daily basis now, although at low levels of output. With the challenging financing environment our customers are seeing, we have been very focused on credit and risk than gaining market share. Our used inventory is very moderate and under control. We have significantly streamlined our distribution and logistics centers in Europe and the U.S., and already are seeing very good performance at significantly less cost. With inventory being reduced every month since June 2008, we are poised to deliver fresh, competitive product when the market needs it.

As you may know, one of our key indicators of customer satisfaction we use at Terex is Net Promoter Score, and our Genie brand again demonstrated why we are well positioned with customers, with a score which is 38 percentage points better than the competition. This is a terrific indicator of how we are using our customer service approach to our advantage. We are comfortable that this business has their cost structure in place to be profit neutral next year with no fundamental recovery of the business.

Moving on to Construction, despite a challenged marketplace, you will notice a slight uptick in sales for the quarter compared to prior quarter, along with a significant improvement in reducing the operating losses compared to the last two quarters. Net inventory is down over $200 million in the last year, and in most of our compact product lines, is back to very reasonable levels. Used inventory has been reducing all year, and is also very much under control. While much work has been done, including eliminating product lines and reducing our manufacturing footprint, we have more to do to get this business back to profitability. The full impact of our restructuring efforts has not shown up on the bottom line yet and we will likely need some recovery of the market to get to our goal. We have a few businesses and product lines that are more “challenged” than others and those will be getting the focus of George Ellis and the leadership team. I am happy George recently accepted the role of President of Terex Construction, and I will still continue to spend a substantial amount of time with him and others that we have enlisted to fix this situation. As I mentioned on our last conference call, in times of significant challenge to the credit and M&A markets, fixing these businesses provides Terex with future portfolio options along with long term value creation.

Our Cranes business is performing pretty much as expected. Earnings were somewhat depressed by the completion of the Fantuzzi acquisition, as Phil mentioned. Early indications are as we expected, with some very impressive products and good people. The Terex Port Equipment business, as it will be known, continues to have challenging markets but has a reasonable backlog. The rest of our mid-sized and smaller cranes are still very much scrambling for orders, with our larger capacity cranes seeing some positive signs for the balance of this year and next. On an overall basis, we are seeing some slight positive indications. However, we are still struggling to reduce inventory in this segment, and Rick Nichols and his team are working this hard.

Our Materials Processing and Mining segment had a tough quarter, with the drop in mining orders from earlier this year affecting sales in this quarter. Eric Nielsen and our Mining team are also seeing positive indications such as a much reduced order cancellation rate and a positive parts trend reflecting machines that were once parked are now back to work. This business has large orders and long lead times and has always been lumpy in nature. We expect a rebound in Q4. We have a significant amount of new product development going on which will impact next year. The recent rebound in commodity pricing has given confidence to many of our customers, which we expect to translate into orders over time.

And, despite a very tough market for Materials Processing products, we have continued to right size this business as well as work on six new products for launch in the next six months while achieving a 21% Net Promoter Score (compared to 11% for the competition), which is very positive. With all the cost structural changes that have been made, this business will be a positive profit contributor in the near future. And I am very proud to announce that we have shipped our first Materials Processing products out of our new Hosur plant in India, and hope to be shipping Cranes products out of the same facility in the near future.

Our Developing Markets team, lead by Steve Filipov, continues to do a very nice job despite challenges in some markets. Our business in China is up double digit growth year to date, and Brazil and South America are having a very solid year. Russia and Eastern Europe in particular continue to be challenged with the financial credit crisis. We are happy with the progress in growing our revenue footprint, as over 28% of our net sales have come from Developing Markets in the last six months – and the trend continues to be positive.

At this point, I will turn it back over to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Thank you, Tom.

In summary, turning to page 11, we believe there is a better outlook for Terex. This has been a year of massive downward adjustments and we have acted quickly and aggressively. As we look to the future, we have strong franchises that Tom highlighted. We have seen stabilization along with some positive signs. Clearly, this is true for AWP, Materials Processing, Mining and our large crawler cranes.

Furthermore, developing markets are leading the recovery. China will continue and other markets will come along. Developing markets represented 28% of our business over the past 12 months.

Commodity prices will continue with positive trends in line with global GDP progress. This is a positive story for our Mining business, and will assist improvements in the balance of our operations.

As I said on our last call, Terex will end 2009 a smaller company with significantly less cost and ample cash and liquidity. This will be a good place to be entering 2010. It is time for growth. We’ve been in tough times. We’ve made tough choices. Now we have to grow again. I continue to believe that we can be breakeven to slightly profitable in 2010, with 2011 showing broader and more dramatic progress.